Exhibit 6.11

AMENDMENT TO sHARE EXCHANGE AGREEMENT

THIS AGREEMENT made effective as of the 7th day of February, 2020

AMONG:

QUALCAN (CANADA) HOLDINGS INC., a corporation existing under the laws of British Columbia, having its registered and records office at 1500 – 1055 West Georgia Street, Vancouver, BC V6E 4N7

(hereinafter referred to as the “Purchaser”)

AND:

MYSTIC HOLDINGS, INC.,

a corporation incorporated under the laws of the State of Nevada, USA, having an office for notice and delivery located at 4145 Wagon Trail Ave, Las Vegas, Nevada 89118 United States

(hereinafter referred to as “TargetCo”)

WHEREAS:

(A) The parties hereto entered into a share exchange agreement dated effective September 4, 2019 pursuant to which, and subject to the terms thereof, the parties thereto agreed to undertake a transaction whereby the Purchaser would acquire all of the issued and outstanding shares of TargetCo from the securityholders of TargetCo (the “Share Exchange Agreement”);

(B) §9.14 of the Share Exchange Agreement provides that an amendment to such agreement shall be valid and binding only upon such amending agreement being in writing signed by the parties thereto; and

(C) The parties hereto wish to amend the terms of the Share Exchange Agreement in the manner set forth herein.

Now therefore in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

(A) Amendment. The Share Exchange Agreement is amended as follows:

1. In this Agreement capitalized terms not otherwise defined herein will have the meaning given to them in the Share Exchange Agreement.

2. §1.01(j), §1.01(y), §1.01(aa), §1.01(yy) and §1.01(bbbb) of the Share Exchange Agreement are hereby deleted in their entirety.

3. The Share Exchange Agreement is hereby amended by adding the following as §1.01(s.1):

“Eligible Holder” means a beneficial owner of Exchanged TargetCo Shares who demonstrates to the satisfaction of the Purchaser that, immediately prior to the Closing, such beneficial owner is: (i) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (ii) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;”.

4. §1.01(aaa) of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“Qualcan Shareholder Consent Materials” means the resolutions circulated to the holders of Common Shares for unanimous approval, or alternatively such materials approved at a meeting of Qualcan Shareholders held in accordance with the requirements of the BCBCA should unanimous approval not be obtained, with respect to:

(i) the appointment of auditors of the Purchaser to be effective upon Closing;

(ii) the election of directors of the Purchaser to be effective upon Closing;

(iii) the adoption of the Stock Option Plan for the Purchaser to be effective upon Closing;

(iv) if a meeting of Qualcan Shareholders is required, such further or other matters as shall properly come before such Qualcan Shareholder meeting;”.

5. §1.01(ppp) of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“Targetco Shares” means the common stock in the capital of TargetCo;”.

6. §2.03 of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“2.03 Exchange Consideration

In consideration for the exchange and acquisition of the Exchanged TargetCo Shares, the Purchaser will at the Time of Closing issue from treasury to the TargetCo Shareholders one (1) Common Share (each, a “Consideration Share”) in exchange for one (1) TargetCo Share.”

7. §2.04 of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“2.04 Convertible Securities and Securities Issued Pursuant to Stock Option Plan

At Closing, the Purchaser will expressly assume the provisions of the TargetCo Debentures such that each holder of unconverted TargetCo Debentures will be entitled to, pursuant to the terms of the TargetCo Debentures, receive Common Shares in lieu of TargetCo Shares upon conversion of the TargetCo Debentures.

At Closing, the Purchaser will expressly assume and honor the provisions of any finder’s warrants that are issued under the TargetCo Financings such that each holder of unexercised finder’s warrants will be entitled to, pursuant to the terms of the finder’s warrants, receive Common Shares of the Purchaser in lieu of TargetCo Shares upon exercise of the finder’s warrants.

At Closing, the Purchaser will expressly assume and honor the provisions of any outstanding stock options of TargetCo issued under the TargetCo Stock Option Plan, including any stock options issued under Section 2.09 hereof, such that each holder of unexercised stock options will be entitled to, pursuant to the terms of the stock options, receive Common Shares of the Purchaser in lieu of TargetCo Shares upon exercise of such stock options.”

8. §2.05 of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“2.05 Board and Officer Appointments

(a)	Effective at Closing, unless previously approved by the resolutions of the Qualcan Shareholders (and such resolutions have not been rescinded at the Closing), the Purchaser shall cause the Board to be restructured, through resignations and appointments, so that it shall consist of a minimum of five directors forming the initial Board immediately following Closing. If any of the proposed directors are not acceptable to the CSE or are otherwise unable to act as directors of the Purchaser following Closing, the parties shall have the sole right to nominate other nominees to the Board following Closing. The Purchaser shall have the right to appoint one director to the Board upon Closing. TargetCo shall have the right to appoint the remaining directors to the Board upon Closing.

(b)	At Closing, the Purchaser shall deliver resignation of Kenneth Cotiamco from the Board and his officer position of the Purchaser, such resignation to include waivers in respect of any liabilities of the Purchaser to Mr. Cotiamco in a form acceptable to TargetCo, acting reasonably.

(c)	Effective at the Closing, the officers of the Purchaser will be determined by the reconstituted Board per Section 2.05(a), and the Purchaser and TargetCo agree to take such commercially reasonable action as permitted by Applicable Laws such that the Chief Executive Officer of the Purchaser shall be Lorenzo Barracco. The Purchaser shall have the right to appoint a Chief Financial Officer of the Purchaser following Closing.”

9. §2.06(h) of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“(h) each U.S. TargetCo Shareholder understands that the offer and sale of the Consideration Shares by the Purchaser to a U.S. Person, or to, or for the account or benefit of, a U.S. Person or any person in the United States as contemplated hereby is being made in reliance on available exemptions from such registration requirements provided by Rule 506(b) of Regulation D and/or Section 4(a)(2) of the U.S. Securities Act and applicable state securities laws, unless the Purchaser registers the Consideration Shares under the U.S. Securities Act and the securities laws of all applicable states of the United States.”

10. §2.06(i) of the Share Exchange Agreement is hereby amended by including the following phrase at the beginning of the paragraph:

“unless the Consideration Shares are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States,”

11. §3.02(i) is hereby amended to include the word “and” at the end of the paragraph and §3.02(j) is hereby amended by deleting “; and” at the end of the paragraph and replacing it with “.”.

12. §3.02(k) of the Share Exchange Agreement is hereby deleted in its entirety.

13. §4.02(g) of the Share Exchange Agreement is hereby amended to include the word “and” at the end of the paragraph and §4.02(h) is hereby amended by deleting “and,” at the end of the paragraph and replacing it with “.”.

14. §4.02(i) of the Share Exchange Agreement is hereby deleted in its entirety.

15. §5.01(f) of the Share Exchange Agreement is hereby amended by deleting the following phrase:

“or Class A Common Shares, as applicable”.

16. §5.01(g) of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“(g)	other than the securities to be issued pursuant to the Transaction and 13,114,062 Common Shares that the Purchaser intends to issue at $0.02 per Common Share on a private placement basis, there are no other Common Shares or securities convertible, exercisable or exchangeable into Common Shares issued or outstanding;”

17. §6.02(a)(iv) of the Share Exchange Agreement is hereby deleted in its entirety.

18. §6.02(h) of the Share Exchange Agreement is hereby amended by deleting the following phrase:

“except as set forth in Section 6.02(a)(iii)”.

19. the Share Exchange Agreement is hereby amended by adding the following as §6.4:

“6.04 Section 85 Election

An Eligible Holder who receives Consideration Shares in exchange for Exchanged TargetCo Shares may make an income tax election under subsection 85(1) or subsection 85(2) of the Tax Act, as applicable (and where applicable, under analogous provincial income tax law) with respect to the exchange by providing two signed copies of the necessary prescribed election form(s) to Purchaser (or as otherwise set out in the letter of transmittal, if at all) within 90 days following the Closing Date, duly and properly completed with the details of the Exchanged TargetCo Shares transferred, the applicable agreed amount(s) and all other relevant detail in accordance with applicable law. Thereafter, subject to the election form(s) appearing correct and complete and appearing to comply with the provisions of the Tax Act, the form(s) will be signed by Purchaser and returned to such Eligible Holder (within 90 days after the receipt thereof by Purchaser), at the address indicated on the election form(s), for filing with the appropriate taxation authority by such Eligible Holder. Purchaser will not be responsible for the Eligible Holder’s receipt of forms sent/mailed for this purpose. Purchaser will not be responsible for the proper completion of any election form and will not be responsible for any taxes, interest, penalties or other amounts arising in any way and for any reason with respect to the election or the election form, nor will Purchaser be responsible for the proper and timely filing of the form, and the Eligible Holder will be solely responsible in all these respects. In its sole discretion, Purchaser may choose to sign and return an election form received more than 90 days following the Closing Date, but Purchaser will have no obligation to do so.”

20. Schedule A is hereby deleted in its entirety and is replaced with Exhibit A attached hereto.

21. Schedule C is hereby deleted in its entirety and all references to Schedule C in the Share Exchange Agreement are hereby deleted in their entirety.

22. All references to Schedule D is hereby deleted in their entirety and replaced with Schedule C.

23. All references to Class A Common Shares in the Share Exchange Agreement are hereby deleted in their entirety.

24. All other terms and conditions of the Share Exchange Agreement not in conflict with this Agreement shall remain in full force and effect.

25. The Share Exchange Agreement as amended hereby, is in all other respects, ratified, confirmed and approved.

(B) No Waiver. The execution of this Agreement shall not be deemed to be a waiver by either party to the Share Exchange Agreement of any rights or obligations of either party pursuant to the Share Exchange Agreement.

[Signature page follows]

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.

QUALCAN (CANADA) HOLDINGS INC.

By:
Name:
Title:

MYSTIC HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT “A”

SchEDULE A

PLAN OF share Exchange
QUALCAN (CANADA) HOLDINGS INC., A bRITISh cOLUMBIA corporation mystic holdings inc., a nevada Corporation

This plan of share exchange (this “Plan of Share Exchange”), made by and between Qualcan (Canada) Holdings Inc., a British Columbia corporation (“Qualcan”), and Mystic Holdings Inc., a Nevada corporation (“Mystic”), sets forth the terms and conditions by which Qualcan shall acquire all of the issued and outstanding stock of Mystic pursuant to Nevada Revised Statue (NRS) 92A.190 – Merger or Exchange with Foreign Entity.

RECITALS

WHEREAS, the boards of directors of Qualcan and Mystic have determined that it is advisable and in the best interests of their respective corporations for all of the shareholders of Mystic to exchange their shares in Mystic for shares of Qualcan as set forth in the Plan of Share Exchange (the “Share Exchange”).

WHEREAS, the board of directors of Mystic has recommended that its shareholders approve this Exchange.

NOW, THEREFORE, Qualcan and Mystic hereby agree upon and adopt this Plan of Share Exchange.

I. TERMS AND CONDITIONS

1.1 Terms of Exchange

In consideration for the exchange and acquisition of the issued and outstanding securities of Mystic, Qualcan will on the Effective Date issue from treasury to each holder of shares of Common Stock of Mystic (“Common Stock”) one (1) common share in the capital of Qualcan in exchange for one (1) Common Stock.

1.2 Effective Date

After the adoption of this Plan of Share Exchange by the vote of the requisite number of holders of shares of Mystic (voting as a single class), this Plan of Share Exchange shall become effective on the date the Articles of Exchange, respectively, have been filed with the Secretary of State of the State of Nevada (the “Effective Date”).

1.3 Effect of Share Exchange. Upon the Effective Date, Mystic shall become a wholly owned subsidiary of the Qualcan.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation and Bylaws

The certificate of incorporation of Qualcan, as in effect on the Effective Date, shall continue to be the certificate of incorporation of Qualcan until amended in accordance with the provisions thereof and applicable law.

2.2 Directors and Officers of Mystic

The directors of Mystic shall continue in office for their current terms and until their successors are elected and qualified, or until their death, resignation or removal. The officers of Mystic shall become the officers of Qualcan on the Effective Date and shall serve at the pleasure of the board of directors.

III. CONDITIONS TO EXCHANGE

The consummation of the Share Exchange and the other transactions contemplated by this agreement is subject to the principal terms of this Plan of Share Exchange having been approved by the shareholders of Mystic prior to or on the Effective Date.

IV. MISCELLANEOUS

4.1 Service of Process in Nevada

Qualcan hereby consents to service of process in the State of Nevada in a proceeding for the enforcement of an obligation of a constituent corporation and in a proceeding for the enforcement of the rights of a dissenting shareholder of a constituent corporation against Mystic. The Secretary of State of the State of Nevada is hereby appointed as the agent of Qualcan to accept service of process in any such proceeding.

4.2 Payments to Dissenting Shareholders

The surviving corporation agrees that it will promptly pay to the dissenting shareholders of Mystic the amount, if any, to which they are entitled under section 92A.460 of the Nevada Revised Statutes.

4.3 Abandonment

At any time before the Effective Date, this Plan of Share Exchange may be terminated and abandoned by agreement of the boards of directors of Qualcan and Mystic, notwithstanding approval of this Plan of Share Exchange by the shareholders of Mystic.

4.4 Amendment

At any time before the Effective Date, this Plan of Share Exchange may be amended, modified or supplemented by the boards of directors of the parties hereto, notwithstanding approval of this Plan of Share Exchange by the shareholders of Mystic, provided, however, that no such amendment, notification or supplement not approved by the shareholders changes any of the principal terms of this Plan of Share Exchange.

4.5 Further Assurances

From time to time on and after the Effective Date, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to complete the Share Exchange provided for herein and the other transactions contemplated by this Plan of Share Exchange.

4.6 Counterparts

This Plan of Share Exchange may be executed in one or more counterparts and may be executed and delivered by electronic transmission, all of which taken together shall be deemed to constitute one and the same Plan of Share Exchange.

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IN WITNESS WHEREOF, this Plan of Share Exchange, having first been duly approved by the board of directors of Qualcan and Mystic, is hereby executed on behalf of each of said corporations by their respective officers thereunto duly authorized.

QUALCAN (CANADA) HOLDINGS INC., A BRITISH COLUMBIA CORPORATION	MYSTIC HOLDINGS INC., A NEVADA CORPORATION

By:	By:
Name:	Name:
Date:	Date: